Exhibit 6.26

[B REALTOR CONTRACT OF SALE RESIDENTIAL Revise d Decembe r 20 16 EQUA L HOUSING OPPORTLINITY THE BUYER L SELLER O IS LICENSED UNDER THE LAWS OF SOUTH CAROLINA AS A REAL ESTATE LICENSEE . 1. PARTIES: Th is Contract of Sale is entered into on betwee n Buyer (s) ==========' ---------- (hereinafter called " Buyer") , and Se ller (s) !l!!!!!l!!!!l!!!!l!!!I====================== ------ (hereinafter called " Seller"). BUYER ( In itials I ) Date acknowledges receipt of the Disclosure of Brokerage Relationships form , and Clien omer D service in this transaction. SELLER ( Initials -- I ) Date form , and Client [I Customer D service in this transaction. acknowledges receipt of the Disclosure of Brokerage Relationships 2. PROPERTY: Seller agrees to sell and Buyer agrees to buy the following rea l property with improvements and fixtures thereon: Lot. Ŷ - = ==== - B lock Phas e S ubd ivisi o n Addres s Unit # City = = - ----- Z ip TMS # Count y of == --------- · State of South Carolina. 3. PRICE: T he purchase price is$ l!!!!!l!!L============== -------------- 4. EARNEST MONEY: A . $ ===' ------ - Ear n es t money is pai d by : Check Cash D Other Ƒ ------------ B . $ Additiona l earnes t m one y ( hereinafte r referred t o a s earnes t money) t o b e delivered o n o r be fo re _ C . Ear n es t money t o b e hel d i n trus t by ========== ( Esc row Agent). D. Escro w Agent does not g uarantee payment of funds accepted as earnest money. All earnest money received w ill be deposited as required by So uth Carolina law and the South Carolina Real Es tate Commission's rules and regulations. If earnest money is returned because it is a fraudulent instrument or due to insufficient funds, the Agent holding earnest money w ill immediately notify the other Agent and Contract may be voided at the Seller's option . Buyer agrees to and understands that earnest money may be deposited in an interest - bearing escrow account and that he has the right to ownership of any interest accrued . Buyer, through this written agreement, relinquishes ownership of the accrued interest to Escrow Agent as consideration for the expenses incurred in maintaining the account . Earnest money deposited in an escrow account will not be released to either Party until confirmation is received that funds have cleared the bank . If a dispute arises between Buyer and Seller concerning entitlement to and disposition of an earnest money deposit, the deposit will be retained in Escrow Agent's escrow account until Escrow Agent has obtained a written release signed by Buyer and Seller consenting to its disposition or until disbursement is ordered by a court of competent jurisdiction. See S.C. Code, Section 40 - 57 - 136 (E). If a court action is brought by Escrow Agent or Party to the Contract seeking the release of earnest money, the non - prevailing party in the action will be responsible for the prevailing Party's and Escrow Agent's attorney's fees and court costs. The court may also award the prevailing parties treble damages (defined as three times the amount of Earnest Money). BUYE R ( I ni t ials ) Date SELLE R ( Initials - I ) Date 1 2/2016 ---------- ' ofB .. Phone : - F ax : Produced w ith L one Wo lf Transac ti ons ( zipForm Edttion ) 23 1 Shearso n C r. Cambridge , O nt ario , Ca n ada N1 T 1J5 www .l wo lf com -